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                                                                     Exhibit 7



              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-6 No. 333-40745) pertaining to the Lincoln Life Flexible Premium Variable Life Account F (American Legacy Estate Builder), and to the use therein of our reports dated
(a) February 1, 2002, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2002, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account F (American Legacy Estate Builder).

                                                  /s/ ERNST & YOUNG LLP

Fort Wayne, Indiana
April 5, 2002